Exhibit 8.2

By Email Ferguson Plc 1020 Eskdale Road Winnersh Triangle Wokingham RG41 5TS	London Freshfields Bruckhaus Deringer LLP 100 Bishopsgate London EC2P 2SR T +44 20 7936 4000 (Switchboard) LDE No 23 www.freshfields.com Doc ID EUROPE-LEGAL-287577667/2 Our Ref 172613-0004
Ferguson Enterprises Inc. 751 Lakefront Commons Newport News Virginia 23606

12 April 2024

Ferguson Plc

1.

We act for Ferguson Plc, a public company limited by shares incorporated in Jersey (Ferguson) and Ferguson Enterprises Inc., a newly formed Delaware corporation (New TopCo), in connection with the transactions contemplated by the Merger Agreement, dated as of 29 February 2024 by and among New TopCo, Ferguson (Jersey) 2 Limited, a Jersey incorporated private limited company (Merger Sub) and Ferguson (the Merger Agreement).

2.

The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Ferguson (the Merger), with Ferguson surviving the Merger as a direct wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist, on the terms and subject to the conditions of the Merger Agreement. The Merger and certain other matters contemplated by the Merger Agreement are described in the registration statement on Form S-4 (as amended, and together with the proxy statement / prospectus filed therewith, the Registration Statement) (Registration No. 333-277589) originally filed with the Securities and Exchange Commission (the Commission) on 1 March 2024, under the Securities Act of 1933, as amended (the Securities Act), by New TopCo.

3.	Capitalised terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

4.

This opinion is based on English law (including case law) as applied by the English courts, and on generally published practice of HMRC, as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. By giving this opinion, we do not assume any obligation to notify you of future changes in law or HMRC practice which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority (SRA no. 484861). For further regulatory information please refer to www.freshfields.com/support/legal-notice.

A list of the members (and of the non-members who are designated as ‘partners’) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any associated firms or entities.

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5.

You have requested our opinion concerning the discussion set forth in the section entitled “Material U.K. tax considerations” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)

all original documents submitted to us (including signatures thereto) are authentic, accurate and complete, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had, or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger;

(b)

all factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Merger, or provided in such other documents, information or materials as we have deemed necessary or appropriate for purposes of our opinion, are true, accurate and complete as of the date hereof and, at all times up to and including the effective time of the Merger, will continue to be true, accurate and complete; and

(c)

all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms and conditions of the Merger Agreement and such other documents, the description of the Merger in the Registration Statement is true, accurate and complete, the Merger will be consummated in accordance with such description, without any waiver, modification or breach of any material provision thereof, and the Merger will be effective under applicable corporate and other laws.

6.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.K. tax considerations,” insofar as they address the material U.K. tax consequences of the Merger to, and the receipt and beneficial ownership of the New TopCo Common Stock by, holders of Ferguson Shares and discuss matters of U.K. tax law and HMRC practice with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

7.

This opinion is addressed to you and is solely for your benefit in connection with the Registration Statement. Accordingly, it may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules or regulations of the Commission promulgated thereunder.

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8.

This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law. The English courts shall have exclusive jurisdiction, to which you and we submit in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect, or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP
Freshfields Bruckhaus Deringer LLP